Exhibit 99.N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

New America High Income Fund, Inc.

We consent to the use of our report dated February 2, 2007, incorporated by reference herein, and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS”, “SENIOR SECURITIES”, “INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS”, “EXPERTS”, and “FINANCIAL STATEMENTS” in the Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 18, 2007